Exhibit 99.1

RepliGen	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: (781) 250-0111 Telefax: (781) 250-0115

Repligen Receives Complete Response Letter from FDA for RG1068 NDA

WALTHAM, MA – June 22, 2012 – Repligen Corporation (NASDAQ:RGEN) today announced that it has received a Complete Response Letter (CRL) from the U.S. Food & Drug Administration (FDA) regarding the Company’s New Drug Application (NDA) for RG1068 (synthetic human secretin). RG1068 was evaluated in a Phase 3 study to improve detection of pancreatic duct abnormalities in combination with MRI in patients with known or suspected pancreatitis. The CRL indicates that the FDA has completed its review of the RG1068 NDA and has determined that additional clinical efficacy and safety trial data will be required to support potential approval of the NDA. There were no specific safety concerns cited in the CRL, although safety will continue to be monitored in conjunction with any future clinical trial. No deficiencies were cited in the CRL with respect to the manufacturing, pharmacology or toxicology sections of the NDA.

“We will continue to engage in dialogue with the FDA to determine the design and scope of a clinical program that will address the agency’s requirements for approval of RG1068,” said Walter C. Herlihy, Ph.D., President and Chief Executive Officer of Repligen. “We believe that RG1068, if approved, will provide a safe and effective means to non-invasively image the pancreas with MRI and will meet an important unmet medical need for patients with pancreatitis.”

Repligen filed its NDA for RG1068 on December 21, 2011 based on the re-read of Phase 3 clinical trial data. On February 21, 2012, the FDA accepted the NDA filing and granted it priority review based on its prior Fast Track designation. In addition, on March 5, 2012, Repligen submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) that was successfully validated for full review by the EMA’s Committee for Medicinal Products for Human Use.

About Repligen Corporation

Repligen Corporation is a leading supplier of critical biologic products used to manufacture biologic drugs. Repligen also applies its expertise in biologic product development to RG1068, a synthetic hormone being developed as a novel imaging agent for the diagnosis of a variety of pancreatic diseases. In addition, the Company has two central nervous system (CNS) rare disease programs in Phase 1 clinical trials. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements regarding FDA approval of our NDA for RG1068, EMA approval of our MAA for RG1068, future financial performance and position, plans and objectives for future operations,

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Repligen Receives Complete Response Letter from FDA for RG1068 NDA,

June 22, 2012

plans and objectives for product development, and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to obtain FDA approval for our NDA for RG1068, including the design, timing, cost and similar uncertainties related to additional clinical studies that the FDA may require for approval; whether EMA will require additional clinical studies before approving our MAA for RG1068 and similar uncertainties regarding such additional clinical studies; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to obtain other required regulatory approvals; the success of current and future collaborative or supply relationships; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate Repligen Sweden AB; the success of our clinical trials; new approaches to the treatment of our targeted diseases; our compliance with all FDA and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Director Investor Relations

snewman@repligen.com

781.419.1881

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